            SUBADVISORY AGREEMENT

            FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of

FRANKLIN WORLD PERSPECTIVES FUND

            THIS SUBADVISORY AGREEMENT made as of December 13, 2010 by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (hereinafter called “FAV”), and FRANKLIN TEMPLETON ASSET MANAGEMENT (INDIA) PRIVATE LIMITED, a private company incorporated in Mumbai, India (hereinafter called “FT INDIA”).

            W I T N E S S E T H

            WHEREAS, FAV and FT INDIA are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

            WHEREAS, FAV, has been retained to render investment advisory services to Franklin World Perspectives Fund (the “Fund”), a series of Franklin Templeton International Trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

            WHEREAS, FAV desires to retain FT INDIA to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FT INDIA is interested in furnishing said services.

            NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

            1.         FAV hereby retains FT INDIA and FT INDIA hereby accepts such engagement, to furnish certain investment advisory services with respect to certain assets of the Fund, as more fully set forth herein.

                        (a)        Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, FT INDIA will provide certain investment advisory services for a portion of the Fund as agreed upon from time to time by FAV and FT INDIA, including (i) recommendations to FAV, on a non-discretionary basis, with respect to the portion of the Fund’s assets allocated to FT INDIA by FAV from time to time (the “Sub-Advised Portion”) and, (ii) investment research and advice with respect to securities and investments in the countries and regions identified in Exhibit A hereto, as may be amended from time to time.  Unless and until the Board and FAV determine to grant otherwise the delegated authority to FT INDIA, and subject to paragraph (b) below, FT INDIA shall not have the authority to (i) determine what securities and other investments will be purchased, retained or sold by the Fund or (ii) place purchase and sale orders on behalf of the Fund.

                        (b)        In performing these services, FT INDIA shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current Prospectus and Statement of Additional Information, and in the Trust’s Amended and Restated Agreement and Declaration of Trust and Bylaws, and to the investment guidelines most recently established by FAV (all as may be amended from time to time) and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

                        (c)        FT INDIA shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund with respect to the Sub-Advised Portion and its proposed strategy for the next quarter, all in such form and detail as requested by the Board.  FT INDIA shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

                        (d)        In carrying out its duties hereunder, FT INDIA shall comply with all reasonable instructions of the Fund, the Board or FAV in connection therewith.  Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to FT INDIA.

            2.         (a)        FT INDIA shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

                        (b)        It is understood that the services provided by FT INDIA are not to be deemed exclusive.  FAV acknowledges that FT INDIA may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act, (“Clients”) which may invest in the same type of securities as the Fund.  FAV agrees that FT INDIA may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

            3.         FT INDIA agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

            4.         FAV has furnished or will furnish to FT INDIA as soon as available copies properly certified or authenticated of each of the following documents:

                        (a)        the Trust’s Certificate of Trust, as filed with the Secretary of State of Delaware on March 22, 1991, and any other organizational documents and all amendments thereto or restatements thereof;

                        (b)        resolutions of the Trust’s Board of Trustees authorizing the appointment of FT INDIA and approving this Agreement;

                        (c)        the Trust’s amended Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto;

                        (d)        the Trust’s current Registration Statement on Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund;

                        (e)        the Fund’s most recent Prospectus and Statement of Additional Information; and

                        (f)         the Investment Management Agreement between the Fund and FAV.

FAV will furnish FT INDIA with copies of all amendments of or supplements to the foregoing documents.

            5.         FT INDIA will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FT INDIA may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

            6.         (a)        In payment for the investment sub-advisory services to be rendered by FT INDIA hereunder, FAV shall pay a monthly fee in U.S dollars to FT INDIA equal to 0.0625% (1/12th of 0.75%) multiplied by the average net asset value of the Fund times FT INDIA’s Portion of the Index.  For purposes of calculating such fee, (i) the net asset value of the Fund shall be determined in the same manner that the Fund uses to compute its net asset value for purposes of pricing purchases and redemptions of its shares, all as set forth more fully in the Fund’s then current prospectus and statement of additional information; (ii) the Index means the “MSCI All Country World Plus Frontier Markets Index” and any successor index thereto; and (iii) FT INDIA’s Portion of the Index means the percentage of the Index represented by securities classified in those countries identified in Exhibit A hereto, including any successors to or replacements for such countries as identified by MSCI from time to time.  FT INDIA’s Portion of the Index shall be recalculated at least quarterly on a calendar year basis.

            (b)        FAV and FT INDIA shall share on a pro rata basis, along with any other sub-advisors to the Fund, in any voluntary reduction or waiver by FAV of the management fee due FAV under the Investment Management Agreement between FAV and the Fund.

            (c)        If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

            7.         (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FT INDIA, neither FT INDIA nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                        (b)        Notwithstanding paragraph 7(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a “liability”), for any acts undertaken by FT INDIA pursuant to authority delegated as described in Paragraph 1(a), FT INDIA shall indemnify and save FAV and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

                        (c)        No provision of this Agreement shall be construed to protect any director or officer of FAV or FT INDIA, from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

            8.         During the term of this Agreement, FT INDIA will pay all expenses incurred by it in connection with its activities under this Agreement.  The Fund and FAV will be responsible for all of their respective expenses and liabilities.

            9.         This Agreement shall be effective as of the date given above, and shall continue in effect for two years.  It is renewable annually thereafter so long as such continuance is specifically approved at least annually by (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

            10.       This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to FAV and FT INDIA, and by FAV or FT INDIA upon sixty (60) days’ written notice to the other party.

            11.       This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Management Agreement between FAV and the Fund.

            12.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, FT INDIA hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request.  FT INDIA further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

            13.       This Agreement may not be materially amended, transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund and may not be amended without the written consent of FAV and FT INDIA.

            14.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

            15.       The terms “majority of the outstanding voting securities” of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

            16.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

            17.       FT INDIA acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust.  FT INDIA agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that FT INDIA shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:       /s/ Edward B. Jamieson_______

            Edward B. Jamieson

Title:     President & Chief Investment Officer

FRANKLIN TEMPLETON ASSET MANAGEMENT

(INDIA) PRIVATE LIMITED

By:       /s/ Harshendu Bindal________

            Harshendu Bindal

Title:     President

Franklin World Perspectives Fund hereby acknowledges and agrees to the provisions of paragraphs 7(a) and 8 of this Agreement.

FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of FRANKLIN WORLD PERSPECTIVES FUND

By:       /s/ Steven J. Gray____________

            Steven J. Gray

Title:     Vice President & Assistant Secretary

Exhibit A

Asia Pacific region including:

Australia

China

Hong Kong

India

Indonesia

Macao

Malaysia

New Zealand

Philippines

Singapore

Taiwan

Thailand

But excluding:

Japan

South Korea